Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated February 24, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of HeartWare International, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of HeartWare International, Inc. on Form S-8 (File No. 33-155359, effective November 13, 2008) and Forms S-3 (File No. 333-161417, effective December 3, 2009, File No. 333-164004, effective January 20, 2010, and File No. 333-171054, effective December 9, 2010).
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
February 24, 2011